Exhibit 10.39

EXECUTION COPY

SECOND ADDENDUM TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND ADDENDUM to the Amended and Restated Employment Agreement (the “Agreement”) that was effective as of January 1, 2008, as amended on February 25, 2010, among David A. Brandon (the “Executive”) and Domino’s Pizza, Inc. (the “Company”), Domino’s, Inc. (“DI”) and Domino’s Pizza LLC (“DPLLC” and together with DI, the “Principal Subsidiaries”) is executed among the Company, the Principal Subsidiaries and the Executive, and is effective as of December 29, 2018 (the “Addendum”).

Recitals

WHEREAS, the parties desire to amend certain obligations contained in the Employment Agreement as set forth herein;

NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein, and in the Agreement, the parties hereto agree as follows.

Addendum

1.	The defined terms set forth in the Agreement and Recitals above are incorporated by reference in the Addendum.

2.	A new Sub-Section 4.5.3 is added to the Agreement after Sub-Section 4.5.2 and shall read as follows:

Notwithstanding Section 4.5.2 above, effective June 15, 2018, the Company’s obligation to provide the Health Benefit shall terminate and the Company shall instead provide to the Executive during his lifetime and to the Executive’s spouse during her lifetime an annual payment in an amount to be determined by the Company and based on the methodology described in Appendix A (each such annual payment, a “Payment”). For the avoidance of doubt, the Executive’s spouse will be entitled to receive a Payment only for so long as she is married to the Executive; provided, however, in the event that the Executive predeceases his spouse while they are married to each other, his spouse shall continue to receive a Payment for the remainder of her life. Each Payment shall be made in accordance with Appendix A. On a basis no less frequently than annually, the Company shall fund the Trust in an amount as is sufficient, in the Company’s discretion, to make the Payment contemplated by this Section 4.5.3 for the year following the year in which the Company makes such contribution to the trust. In the event that Executive or his spouse becomes eligible for health care coverage through another employer, the Payment for the Executive or his spouse, or both, as the case may be, shall cease until such time as the Executive or his spouse, or both, as the case may be, is no longer eligible for such other coverage. In addition to the Payments provided to the Executive and to the Executive’s spouse, for so long as Executive or his spouse receives a Payment hereunder, the Company shall make available to the Executive and the Executive’s spouse a Company resource to assist the Executive and the Executive’s spouse in reviewing, evaluating and securing health care coverage. Any benefit associated with the provision of such resource shall be taxable to the Executive or the Executive’s spouse, as applicable, on an annual basis. Alternatively, the Executive and/or the Executive’s spouse may secure a resource of his/her choosing to assist in reviewing, evaluating and securing health care coverage.

3.	Appendix A is hereby deleted in its entirety and replaced with the following:

The Payment described in Section 4.5.3 of the Employment Agreement will be based on the annual cost of (a) Medicare supplemental coverage elected by the Executive, (b) individual market coverage (for clarification purposes, this shall include medical insurance coverage, prescription medicine coverage, dental insurance coverage, vision insurance coverage,) elected by the spouse, and once she becomes Medicare-eligible, the cost of her Medicare supplemental coverage, (c) the cost of the annual membership fee to join a physician group, described at times as “concierge medicine” or “membership medicine”, (d) seventy-five percent (75%) of the costs for medical and prescription drug expenses that are medically necessary but are excluded from coverage by the individual market plan or by Medicare (the Executive or Executive’s spouse shall pay twenty-five percent (25%) of such costs), and (e) the cost of any third-party resource retained by the Executive or the Executive’s spouse to assist them in reviewing, evaluating and securing such healthcare coverage and to manage payments and act as advocates on claims for the Executive and/or the Executive’s spouse; provided, that in no event shall the amount of the Payment by the Company exceed $150,000 per year, subject to the increase for inflation described below. Starting for calendar 2023, such $150,000 Payment limit shall be increased automatically by three percent (3%) once for every five (5) year period that the Payment is in effect for the Executive and/or the Executive’s Spouse.

By October 15th of each year, the Executive and/or his spouse shall notify the Company of the coverage they have elected for the following year or request the assistance of the Company resource in choosing such coverage. The Company will then make the payment of the Payment in two installments. The first installment, which will equal to the annual cost of the items described in subsections (a), (b), (c) and (e) above, will be made by February 1st of each year, provided that the Executive and/or his spouse have provided documentation of such expenses by January 10th of that year. If receipt of such documentation is delayed, the first installment of the Payment will be equally delayed. The second installment of the Payment will cover any expenses covered under subsection (d) above and will be paid by the Company on or before December 31st of each year provided that the Executive or spouse has delivered supporting documentation (including an Explanation of Benefits from Medicare or the individual market coverage) of such expenses on or before December 1st of that year. Again, if receipt of such documentation is delayed, the second installment of the Payment will be equally delayed. The Company will issue a Form 1099 to the Executive and/or spouse on an annual basis covering the Payment made during each calendar year.

Receipt of the Payment is not conditioned on the Executive and his spouse agreeing to use the Payment to purchase health insurance or certifying or substantiating that they have done so. The amount of the Payment for any year shall not affect the amount of the Payment for a subsequent year, and the right to payment of the Payment shall not be subject to liquidation or exchange for any other benefit.

4.	Any provisions in the Agreement not revised herein remain in full force and effect.

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IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Company and the Principal Subsidiaries by their respective duly authorized representatives and by the Executive, as of the date first above written.

THE COMPANY:	DOMINO’S PIZZA, INC.

	By:	/s/ Richard E. Allison, Jr.
Name: Richard E. Allison, Jr.
Title: Chief Executive Officer

PRINCIPAL SUBSIDIARIES:	DOMINO’S, INC.

	By:	/s/ Richard E. Allison, Jr.
Name: Richard E. Allison, Jr.
Title: Chief Executive Officer

DOMINO’S PIZZA LLC

	By:	/s/ Richard E. Allison, Jr.
Name: Richard E. Allison, Jr.
Title: Chief Executive Officer

THE EXECUTIVE:	/s/ David A. Brandon
Name: David A. Brandon

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